Exhibit 12.2

                                               SALTON SEA GUARANTORS
                                        Ratio of Earnings to Fixed Charges

                                       (Amounts in Thousands, except ratio)

                                                                                                     NINE MONTHS
                                        THREE MONTHS ENDED                  YEAR ENDED                  ENDED
                                             MARCH 31,                     DECEMBER 31,             DECEMBER 31,
                                    -------------------------        ------------------------       ------------
                                       1996            1995             1995          1994              1993
                                       ----            ----             ----          ----              ----
Pre-tax income from
    continuing operations              4,861           2,824           19,348          31,943          29,131
Capitalized interest, net of
    amortization                      (3,300)                          (9,178)
                                     -------         -------          -------         -------         -------
                                       1,561           2,824           10,170          31,943          29,131
Fixed Charges:
    Interest expense and
    amortization of deferred
    finance charges on all
    indebtedness                       6,257           4,256           24,783           8,240           4,267
Interest portion of lease
    rentals
                                     -------         -------          -------         -------         -------
       Total fixed charges             6,257           4,256           24,783           8,240           4,267
                                     -------         -------          -------         -------         -------
Earnings before income
    taxes, and fixed charges           7,818           7,080           34,953          40,183          33,398
                                     =======         =======          =======         =======         =======
Ratio of earnings to fixed
    charges                            1.249           1.664            1.410           4.877           7.827